Consent of Independent Registered Public Accounting Firm

The Board of Directors
DNB Financial Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2005, with respect to the consolidated statements of financial condition of DNB Financial Corporation and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the DNB Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 16, 2006